Exhibit 10.11

Certain identified information has been excluded from this exhibit because it is both not material and is the type of information that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[****]”.

CO-DEVELOPMENT

AND PROFIT-SHARING AGREEMENT

BETWEEN

CICLOMED, LLC

AND

NOTABLE LABS, INC.

This Co-Development and Profit-Sharing Agreement shall become effective as of July 20, 2021 (the “Effective Date”) by and between CicloMed, LLC, a limited liability company organized under the laws of Kansas having a principal place of business at 4520 Main Street, Suite 1500, Kansas City, MO 64111 (“CicloMed”), and Notable Labs, Inc., a company incorporated under the laws of Delaware having a principal place of business at 320 Hatch Drive, Foster City, CA 94404 (“Notable”). CicloMed and Notable are individually referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, Notable is a drug development company that has developed and owns or otherwise Controls Patent Rights (as defined below) and technology relating to a functional precision medicine platform that blends high-throughput flow cytometry with advanced automation to allow precise treatment for patients with hematological cancers.

WHEREAS, CicloMed is a pharmaceutical company that has developed and owns or otherwise Controls Patent Rights and technology relating to its lead drug candidate, Ciclopirox Prodrug (“CPX-POM”).

WHEREAS, Notable and CicloMed are interested in collaborating in the research and development of CicloMed’s CPX-POM solely with respect to Acute Myeloid Leukemia (“AML”).

AGREEMENT

Now, therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1. DEFINITIONS.

The following capitalized terms or derivatives thereof (verbs, nouns, singular, plural), when used in this Agreement, will have the following meanings:

“Affiliate” means with respect to a Party, any person or entity, which directly or indirectly controls, is controlled by, or is under common control with such Party. Solely as used in this definition and in the definition of “Change of Control”, the term “control” means (i) the ownership, directly or indirectly, beneficially or legally, of more than fifty percent (50%) of the outstanding voting securities or capital stock of such Party or other person or entity, as applicable, or such other comparable ownership interest with respect to any person or entity that is not a corporation or (ii) the possession, directly or indirectly of the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Party or such other person or entity, as applicable.

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“Agreement” means this Co-Development and Profit-Sharing Agreement, as may be amended from time to time by both Parties, together with all exhibits, schedules and attachments hereto.

“Applicable Law” means applicable laws, statutes, rules, regulations, guidelines, guidances or other requirements (including GCP, GMP and GDP) of Regulatory Authorities, that may be in effect from time to time.

“Background IP” means all Intellectual Property Rights (i) Controlled by a Party prior to the Effective Date, and/or (ii) conceived, developed or acquired by or on behalf of such Party (including through its Representatives) during, but not in connection with performance of the Co-Development under this Agreement; in each case of (i) and (ii), including all modifications, enhancements, improvements or derivatives thereof.

“Budget” means the total budget for the Co-Development program and Co-Development Cost accruals agreed to by the Parties as detailed on a quarterly basis. The Budget, including the anticipated Co-Development Costs, for the third quarter of 2021 is set out at Exhibit A hereof.

“Change of Control” means, with respect to CicloMed, the occurrence of any of the following events: (i) a sale of all or substantially all of its assets to a Third Party, including the sale of the CPX-POM program; (ii) a Third Party acquires beneficial ownership of more than fifty percent (50%) of its equity stock or of stock possessing fifty percent (50%) or more of the total voting power of its stock; or (iii) a merger, consolidation or similar business combination transaction into or with a Third Party in which the surviving entity is controlled by a Third Party; provided, however, that a transfer of a beneficial ownership interest, directly or indirectly, by Paul DeBruce to any of his Affiliates or to a Third Party that is a charity or social impact fund will not be considered a Change of Control.

“Clinical Study” means a study conducted on certain numbers of human subjects that is required by Applicable Law, or otherwise recommended by any Regulatory Authority, to obtain or maintain any Regulatory Approval.

“Co-Development” means all activities, performed by or on behalf of a Party during the Co-Development Period related to the Phase II Clinical Study.

“Co-Development Costs” means: (a) the internal and external costs set forth in the Budget and incurred by a Party during the Co-Development Period, and (b) up to a maximum amount of $[****] of documented, out-of-pocket transaction-related costs and expenses (such as attorney, consultant and investment banker fees) actually and reasonably incurred and paid by CicloMed in connection with the sourcing, negotiating, executing and closing of a Profit Generating Event. The Parties acknowledge and agree that CicloMed has contributed $[****] as of June 1, 2021 for the development of the Product and such amount will be considered a Co-Development Cost for purposes of calculating the percentage of CicloMed’s Compensation Share in the Net Proceeds. The Parties acknowledge and agree that Notable has contributed $[****] as of June 1, 2021 for the development of the Notable Test and such amount will be considered a Co-Development Cost for purposes of calculating the percentage of Notable’s Compensation Share in the Net Proceeds. The Co-Development Costs incurred by each Party as of June 1, 2021 are detailed on Exhibit B.

“Co-Development Data” means Data contributed by a Party to the Co-Development, produced in the conduct of the Co-Development, or acquired as part of budgeted activities under the Co-Development Plan during the Term (including Notable Test Results and Product Results).

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“Co-Development Intellectual Property” means all Intellectual Property that is conceived or developed by or on behalf of either of the Parties (and including through their Representatives), either solely or jointly, in connection with performance of the Co-Development during the Term.

“Co-Development Materials” means biological and chemical materials (excluding Co-Development Data) including study samples contributed by a Party to the Co-Development, produced in the conduct of the Co-Development, or acquired as part of budgeted activities under the Co-Development Plan during the Term.

“Co-Development Period” means the period commencing on the Effective Date and ending on the date the clinical study report (“CSR”) for the Phase II Clinical Study has been completed and submitted to the FDA.

“Co-Development Plan” means the detailed work-plan agreed to by the Parties for the Phase II Clinical Study and related Co-Development with allocation of responsibilities between the Parties with respect to Co-Development under this Agreement and the agreed Budget therefor. The Co-Development Plan shall include specific anticipated costs, number and designation of FTES, and expected decision points and timelines of the Phase II Clinical Study and related Co-Development.

“Commercially Reasonable Efforts” means, with respect to a Party, such efforts that are consistent with the efforts and resources normally used by similarly situated companies in the pharmaceutical and pharmaceutical diagnostics industry in the exercise of reasonable business discretion relating to the research and development of a product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position, the regulatory structure involved, the potential or actual profitability (including pricing and reimbursement status achieved or to be achieved), and other relevant factors, including technical, legal, financial, scientific and/or medical factors.

“Compensation Share” means the percentage corresponding to the ratio of (i) a Party’s total Co-Development Costs incurred by such Party pursuant to the Co-Development Plan, including the Co-Development Costs detailed on Exhibit B to (ii) the sum of the total Co-Development Costs incurred by both Parties pursuant to the Co-Development Plan, including each Party’s Co-Development Costs detailed on Exhibit B, multiplied by the Net Proceeds. Notwithstanding the foregoing, Notable’s maximum Compensation Share of the Net Proceeds shall not exceed [****] times ([****]x) its total incurred Co-Development Costs.

“Control”, “Controlled” or “Controlling” means except in the definition of “Affiliate” and “Change of Control” herein), with respect to a subject item, the ability of a Party, whether arising by ownership, possession or pursuant to a license or sublicense, to grant licenses or sublicenses to another Party with respect to such subject item, as provided in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party.

“Data” means any and all research, pharmacology, medicinal chemistry, pre-clinical, clinical, commercial, marketing, process development, manufacturing and other data, information, and documentation, including investigator brochures and reports (both preliminary and final), results statistical analyses, expert opinions and reports, and safety data.

“EMA” means the European Medicines Agency or any successor agency or agencies thereto.

“Executive Officer” means the Chief Executive Officer of Notable and the President of CicloMed, or their duly authorized respective designees with equivalent decision-making authority with respect to matters under this Agreement.

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“FDA” means the U.S. Food and Drug Administration or any successor agency or agencies thereto.

“Field” means administration to humans solely for the treatment of AML.

“FTE” means a full time equivalent employee (i.e., one fully-committed or multiple partially-committed employees aggregating to one full-time employee) employed by a Party (or its Affiliate) who performs work under the Co-Development Plan, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof shall be 260 days per year.

“Initial Development Plan” means the Co-Development Plan set out at Exhibit C hereof.

“Intellectual Property Rights” means all: (i) Patents; (ii) Know-How; (iii) Trademarks; and (iv) copyrights in both published and unpublished works (including any registrations, applications and renewals for any of the foregoing) and other rights in the foregoing in any part of the world.

“Joint Patent” means a Patent that claims a Jointly Owned Invention.

“Know-How” means all technical information, techniques, Data, database rights, discoveries, inventions, practices, methods, trade secrets, knowledge, skill, experience, test data or information.

“Losses” means any and all liabilities, damages, losses, claims, costs and expenses including the reasonable fees of attorneys and other professionals.

“MOU” means the memorandum of understanding between the Parties dated January 28, 2021.

“Net Proceeds” means all compensation, including monetary and non-monetary consideration such as securities, received by CicloMed or its Affiliates in consideration of Profit Generating Events, including closing and post-closing purchase price payments, option fees, license issue fees or other up-front payments, annual license fees, milestone and other lump sum payments, earn-outs, royalties and net sales of Product.

“Notable Test” means Notable’s Precision Oncology Test based on flow cytometry, lab automation and advanced analytics, and the use of the same in conjunction with treatment of disease.

“Notable Test Results” means the results from the Phase II Clinical Study that specifically relate to the use of the Notable Test.

“Patent” means (i) an unexpired issued patent, including any extension, registration, confirmation, reissue, continuation, divisional, continuation-in-part, re-examination or renewal thereof, utility models or petty patents, (ii) any supplementary protection certificates issued for any of the patents in (i), including pediatric extensions, (iii) pending applications for all of the foregoing, and (iv) foreign counterparts of any of the foregoing; in each case to the extent the same has not been held, by a court of competent jurisdiction, to be invalid or unenforceable in a decision from which no appeal can be taken or from which no appeal was taken within the time permitted for appeal.

“Patent Rights” means rights in, to and under Patents.

“Permanent Program Abandonment” means the permanent abandonment and cessation of the development and commercialization of the Product in the Field by CicloMed and its Affiliates.

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“Phase II Clinical Study” means a Clinical Study of the Product in the Field conducted as described in the Protocol.

“Product” means a composition or formulation including ciclopirox and any derivatives thereof including CPX-POM, and the use of the same in the treatment of disease.

“Product Results” means the results from the Phase II Clinical Study that specifically relate to the Product including all of the objectives and endpoints listed in Section 3 of the Protocol except for those objectives and endpoints related to Drug Sensitivity Screening (“DSS”).

“Profit Generating Event” means any of the following occurs: (i) a Change of Control; (ii) any license, sale, or other transfer of, or option to license or acquire rights in the Product or CPX-POM program or any Intellectual Property Rights therein, granted or entered into by CicloMed or its Affiliates with a Third Party; or (iii) any sale of Product by CicloMed or its Affiliates.

“Protocol” means the Protocol set out at Exhibit D hereof.

“Regulatory Authority” means any national, supra national, regional, state or local regulatory authority, department, bureau, commission, council or other governmental authority (including the FDA and EMA) that is responsible for overseeing the development, use, manufacture, transport, storage or commercialization of the Product.

“Representatives” means a Party’s directors, officers, employees, contractors and agents. “Term” has the meaning assigned to such term in Section 9.1.

“Third Party” means any person or entity other than Notable, CicloMed or an Affiliate of Notable or CicloMed.

“Third Party Claim” means a claim, action, suit or proceeding brought by a Third Party against Notable, CicloMed or an Affiliate of Notable or CicloMed.

ARTICLE 2. PROJECT GOVERNANCE

2.1. Alliance Managers. Each of CicloMed and Notable shall appoint a senior Representative who possesses a general understanding of the Co-Development to act as its respective alliance manager for this relationship (each, an “Alliance Manager”). Each Party may replace its respective Alliance Manager at any time upon written notice to the other in accordance with this Agreement. Each Alliance Manager shall be responsible for: (a) providing a primary single point of communication responsible for the flow of information and for seeking consensus both within the respective Party’s organization and together regarding key strategy and plan issues; (b) ensuring that the governance procedures and rules set forth herein are complied with; (c) identifying and raising disputes to the JSC or Executive Officers for discussion in a timely manner; and (d) planning and coordinating internal and external communications in accordance with the terms of this Agreement.

The Alliance Managers shall be entitled to attend all JSC meetings and shall have the right to attend all subcommittees meetings. Consistent with Section 2.3, each Alliance Manager may bring any matter to the attention of the JSC where such Alliance Manager reasonably believes that such matter requires attention of the JSC. The initial Alliance Manager of Notable is Christopher Leonardi. The initial Alliance Manager of CicloMed is Robyn Wood.

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2.2. Joint Steering Committee (the “JSC”).

2.2.1. Composition. Promptly after the Effective Date, the Parties shall establish the JSC, which shall manage the Co-Development between the Parties. The JSC shall consist of two (2) named Representatives of each Party (each, a “JSC Representative”), in addition to each Party’s Alliance Manager who are members ex-officio. Each Party may replace one or more of its JSC Representatives, in its sole discretion, effective upon written notice to the other Party of such change. Either Party may, from time to time, invite additional Representatives or consultants to attend JSC meetings, subject to the other Party’s prior written approval and such Representative’s and consultant’s written agreement to comply with confidentiality obligations substantially the same as those set forth in Article 6. The initial JSC Representatives of Notable are Joseph Wagner and Kathryn Vanderlaag. The initial JSC Representatives of CicloMed are Tammy Ham and John McBride.

2.2.2. Function and Powers of the JSC. Decisions of the JSC are taken by consensus, with equal weight given to each Party irrespective of the number of JSC Representatives present. The JSC shall: (a) review and approve the Initial Co-Development Plan and the associated overall Budget, and any subsequent Co-Development Plan and the associated subsequent overall Budget, and any annual or interim updates and proposed amendments thereto, as well as the associated updated overall Budget; (b) review and approve, prior to the beginning of each calendar quarter, a Budget for the upcoming calendar quarter; (c) have overall responsibility for the oversight of the performance of the Co-Development; (d) determine the strategy for, and coordinate, the publication and presentation of Co-Development Data and results generated during the Co-Development Period; (e) direct and oversee any operating subcommittee on all significant issues; and (f) resolve disputed matters, including those that may arise at the subcommittee level, in accordance with Section 2.3.

2.2.3. Meetings. The JSC shall meet quarterly or more often as otherwise agreed by the JSC Representatives and such meetings may be conducted by telephone, videoconference or in person as determined by the JSC Representatives. Each Party may also call for special meetings of the JSC with reasonable prior written notice (it being agreed that at least ten (10) business days shall constitute reasonable notice) to resolve particular matters requested by such Party and within the decision-making responsibility of the JSC. Meetings of the JSC shall be effective only if at least one (1) JSC Representative of each Party is present or participating. Each Party will be responsible for expenses incurred by its JSC Representatives and other individuals attending or otherwise participating in JSC meetings.

2.2.4. Subcommittees. The JSC shall create, when advisable, subcommittees such as, for example, a joint development committee, consisting of Representatives of each Party having qualifications and experience relevant to a productive dialogue on the subject matter of each such subcommittee. All such subcommittees shall report to the JSC.

2.3. Decisions.

All decisions of the JSC require approval by not less than three of the four JSC Representatives. The JSC Representatives will use reasonable efforts to reach consensus on all decisions. If a dispute arises which cannot be resolved within the JSC, such dispute will be referred to the Executive Officers of both Parties for resolution. In the event of disagreement between the Executive Officers which remains unresolved after thirty (30) days, (a) the Notable Executive Officer shall have final decision-making authority for matters related to the Notable Test and (b) the CicloMed Executive Officer shall have final decision-making authority for matters related to Clinical Study design (other than use of the Test), which, for clarity, includes final decision-making authority for matters related to a Profit Generating Event, but not the designated value of the Net Proceeds or allocation of the Net Proceeds between the Parties.

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2.4. Authority.

The JSC and any subcommittee shall have only the powers assigned expressly to it in this Article 2 and elsewhere in this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC or subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

ARTICLE 3. CO-DEVELOPMENT

3.1. Commercially Reasonable Efforts; Compliance with Laws.

All Co-Development will be conducted in conformity with the Initial Co-Development Plan or with any Co-Development Plan subsequently adopted by the JSC. During the Co-Development Period, each Party will use Commercially Reasonable Efforts to (a) carry out the Co-Development activities assigned to it under the Co-Development Plans and (b) conduct all such activities diligently and in compliance with Applicable Laws.

3.2. Subcontracting.

Each of the Parties may engage its Affiliates, and/or Third Party subcontractors (including contract manufacturing organizations or contract research organizations) (“Subcontractors”) to perform certain of its obligations under this Agreement; provided, that (a) each such Subcontractor shall be subject to the relevant terms and conditions of this Agreement and (b) each Party shall enter into agreements with such Subcontractors that contain confidentiality terms no less stringent than those set forth herein and assignment of invention provisions consistent with the requirements of this Agreement. The activities of any such Subcontractor will be considered activities of the contracting Party under this Agreement and such Party will be responsible for ensuring compliance by any such Subcontractor with the terms of this Agreement. The contracting Party will remain responsible for any breach by its Subcontractor of the terms of this Agreement or the applicable Subcontractor agreement.

3.3. Control of Co-Development Materials and Co-Development Data.

3.3.1. Access to Co-Development Materials. The Parties agree that the Co-Development Materials shall not be transferred or disclosed to any Third Party (except to a Subcontractor engaged by a Party for the performance of Co-Development under the Co-Development Plan and subject to Section 3.2 herein) without the JSC’s express prior written approval. The Parties shall at all times use and store the Co-Development Materials in a safe manner and shall maintain reasonable security measures to protect the Co-Development Materials, no less strict than those it maintains to protect its own valuable tangible property against loss, theft or destruction.

3.3.2. Compliance with Law. The Parties further agree to comply with all Applicable Laws with respect to the Co-Development and the handling of the Co-Development Materials and Co-Development Data, including Applicable Laws governing the use of hazardous materials, the protection of the environment, the use and disclosure of healthcare information (including HIPPA) and the protection of privacy, in each case, to the extent applicable to such Party.

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3.4. Development Reporting.

3.4.1. Co-Development Reporting. During the Co-Development Period, each Party shall furnish to the JSC, on a quarterly basis and within thirty (30) days after each calendar quarter, written reports that describe in reasonable detail: (a) the Co-Development Costs incurred by such Party; (b) non-binding good faith estimates of Co-Development Costs to be incurred during the next two (2) calendar quarters by such Party; (c) all Co-Development conducted by such Party, and a summary of any Co-Development Data and results therefrom; and (d) all Co-Development that is currently in process or that are planned to be undertaken during the next two (2) calendar quarters. Without limiting any other provision of this Agreement and except as otherwise provided in this Agreement, such reports shall be deemed the Confidential Information of the reporting Party under this Agreement.

3.4.2. Reporting following the Co-Development Period. Following the Co-Development Period, CicloMed shall furnish to Notable, on an annual basis within thirty (30) days after the end of each calendar year, written reports that describe in reasonable detail its efforts and progress and plans to effect a Profit Generating Event. Such reports shall be deemed to be the Confidential Information of CicloMed under this Agreement.

ARTICLE 4. PAYMENTS FOR COST EQUALIZATION AND SHARING OF NET PROCEEDS

4.1. General Principles.

No cash payment is made from one Party to the other Party for the mere signature of the Agreement or the granting of the rights contemplated hereunder. It is intended that cash payments from one Party to the other Party in execution of the Agreement be limited to cost equalizing payments under Section 4.2 and the Net Proceeds sharing payments under Section 4.3 hereof.

4.2. Cost Allocations and Cost Equalization.

During the Co-Development Period, unless provided otherwise herein, the cost allocation principles of this Section 4.2 shall apply to all Co-Development.

4.2.1. Cost Allocation. The Parties shall share equally in the Co-Development Costs incurred after the Effective Date to the extent reflected in the Budget and directly related to the Product for use in the Field, the Notable Test, or the Phase II Clinical Study. Except as set forth in Section 4.2.3, direct (but not indirect) internal costs related to the Product in the Field, the Notable Test and the Phase II Clinical Study (including FTE resources) will be agreed upon in the Budget, FTEs will be charged at a fixed annual rate of $[****] / FTE (unless otherwise agreed by the Parties and reflected in the Budget or JSC minutes) and any direct costs will be charged at actual out-of-pocket cost (meaning direct cost of acquisition where sourced externally). All external costs approved under the Co-Development Plan will be funded fully by the Party incurring such costs and included in the cost equalization set forth in this Section 4.2.

4.2.2. Cost Overruns. All internal and external costs will be reflected in the Budget and agreed to by both Parties and overseen by the JSC. Any cost overrun (measured on an aggregate basis and not on a line item basis) exceeding ten percent (10%) of the Budget not approved by the JSC shall be borne by the Party incurring the cost; provided, however, that (a) the JSC shall not withhold or delay approval of any reasonable Co-Development Cost increase requested by a Party and (b) in no event will either Party be required to incur cost to perform any obligation under the Co-Development Plan that exceeds the budgeted Co-Development Cost (measured on an aggregate basis and not on a line item basis) by more than ten percent (10%).

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4.2.3. Exclusions. Indirect internal costs are to be assumed directly by each Party and shall not be included in the Budget. Costs related to filing for, prosecuting and maintaining Patent Rights and license payments that relate to the practice of Background IP shall not be included in the Budget and are excluded from the Co-Development Costs. Cost overruns not approved by the JSC under the preceding paragraph are to be assumed directly by the responsible Party and not included in the Budget.

4.2.4. Cost Equalization. On a quarterly basis (within 30 days after the end of each calendar quarter), the JSC will recognize internal and external costs accruing after the Effective Date that meet the following criteria: (a) actually incurred by a Party; (b) reasonably documented; (c) provided for under the Budget; and (d) not yet captured in a prior quarter’s Cost-Equalization calculation. Cost overruns will be recognized under the preceding sentence only to the extent permitted by Section 4.2.2 above. The resulting amount is the “Quarterly Cost Incurred”. In application of the same principles, the JSC will then calculate the relative portion of the Quarterly Cost Incurred financed in fact by each Party, and determine the amount payable by one Party (the Party whose relative portion is under 50%, referred to herein as the “Deficit Party”) to the other Party (the Party whose relative portion exceeds 50%, referred to herein as the “Excess Party”) to achieve a 50-50 sharing for the Quarterly Cost Incurred, such amount being referred to herein as the “Quarterly Excess”. The Excess Party shall issue an invoice to the Deficit Party in the amount of the Quarterly Excess. At the beginning of each calendar quarter the anticipated Excess Party may require the anticipated Deficit Party to provide to the anticipated Excess Party such estimated Quarterly Excess at the beginning of the quarter, with a true-up after the end of the quarter as contemplated by this Section 4.2.4.

4.3. Sharing of Net Proceeds.

In the event of a Profit Generating Event, Net Proceeds shall be shared between the Parties according to the Compensation Share. The applicable Third Party shall remunerate each of CicloMed and Notable directly for its respective percentage of Net Proceeds corresponding to the Compensation Share, unless the Parties and the applicable Third Party agree to an alternative method for achieving the respective Compensation Share. Consistent with Section 9.4.2 below, this Section 4.3 and the related payment and reporting provisions in Sections 4.4 and 4.5 survive expiration of the Co-Development Period and the expiration or termination of this Agreement.

4.4. Payment Terms.

4.4.1. All sums due hereunder to either CicloMed or Notable will be payable in U.S. Dollars, by bank wire transfer in immediately available funds to such bank account(s) as the Parties will designate.

4.4.2. Except as otherwise set forth herein, all undisputed payments due hereunder will be paid within thirty (30) days following receipt of an invoice requesting such payment. Invoices will be created, labeled and grouped for Co-Development on a quarterly basis and will be submitted for payment to the other Party within forty-five (45) days after the end of each quarter.

4.4.3. Invoices. All invoices provided to a Party hereunder should include the receiving Party’s bank details, the contact name for issue resolution and will be marked for the attention of the Alliance Manager assigned to this Agreement. In the event of expiration or earlier termination of this Agreement, payments made by Notable for Co-Development Costs not yet operationally accrued will be refunded by CicloMed to Notable within ninety (90) days of expiration or earlier termination. In the event of expiration or earlier termination of this Agreement, payments made by CicloMed for Co-Development Costs not yet operationally accrued will be refunded by Notable to CicloMed within ninety (90) days of expiration or earlier termination.

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4.4.4. Late Payment Penalties. Interest shall accrue on any late payment of fees owed to the receiving Party not made on the date such payment is due, at an annual interest rate equal to the lesser of the prime rate as reported in the Wall Street Journal plus two percent (2%) or the highest rate permissible by Applicable Law, with such interest accruing from the date the payment was originally due to the receiving Party, and any late payment pursuant to this Section shall be credited first to interest and then to any outstanding fees. This Section shall in no way limit any other rights and remedies available to the Party to whom payment is owed, whether arising under this Agreement or at law or in equity.

4.4.5. Taxes and Withholding. All payments under this Agreement shall be made without any deduction or withholding for or on account of any tax, except as set forth in this Section 4.4.5. The Parties agree to cooperate with one another and use reasonable efforts to minimize under Applicable Law obligations for any and all income or other taxes required by Applicable Law to be withheld or deducted from any of the payments made by or on behalf of a Party hereunder (“Withholding Taxes”). The applicable paying Party under this Agreement (the “Payor Party”) shall, if required by Applicable Law, deduct from any amounts that it is required to pay to the recipient Party hereunder (the “Payee Party”) an amount equal to such Withholding Taxes. Such Withholding Taxes shall be paid to the proper taxing authority for the Payee Party’s account and, if available, evidence of such payment shall be secured and sent to Payee Party within thirty (30) days of such payment. The Payor Party shall, at the Payee Party’s sole cost and expense, as mutually agreed by the Parties, do all such lawful acts and things and sign all such lawful deeds and documents as the Payee Party may reasonably request to enable the Payor Party to avail itself of any applicable legal provision or any double taxation treaties with the goal of paying the sums due to the Payee Party hereunder without deducting any Withholding Taxes.

4.5. Reports and Audits.

4.5.1. Equalization Reports. On a quarterly basis (within 20 days after the end of each calendar quarter), the Parties shall send to the JSC information required for the establishment of the cost equalization under Section 4.2.4 hereof.

4.5.2. Net Proceeds Sharing Reports. Following a Profit Generating Event, CicloMed shall send to Notable quarterly written reports for the Product for the duration of the period for which the CicloMed receives or is entitled to receive Net Proceeds relating to such Product. Such report shall state, for the previous quarter, the Net Proceeds received by type, and where relevant, in relation to which geographies, and the calculation of Net Proceeds sharing payments according to the Compensation Share due with any adjustments required under this Agreement. Concurrently with the sending of such reports, CicloMed shall pay to Notable any payment due.

4.5.3. Records; Inspection. The Parties hereto shall keep complete, true and accurate books of account and records for the purpose of determining Co-Development Costs incurred, Net Proceeds owed and received and any amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of such Party, as the case may be, for at least five (5) years following the end of the calendar year to which they pertain. Each Party shall make such account and records available, on reasonable notice sent by the requesting Party, for inspection during business hours by a Party or its Representatives (where, for clarity, such Representatives are bound by confidentiality obligations substantially the same as those set forth in Article 6), for the purpose of verifying the accuracy of any statement or report given by such Party pursuant to this Agreement. Without limiting any other provision of this Agreement, all information provided shall be deemed the Confidential Information of the reporting Party under this Agreement.

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ARTICLE 5. INTELLECTUAL PROPERTY

5.1. Data

5.1.1. Ownership. As between the Parties, CicloMed shall own all Co-Development Data relating solely to (a) the Product and the Product Results, or (b) CicloMed’s Background IP (the “CicloMed Co-Development Data”) and Notable shall own all Co-Development Data relating solely to (y) the Notable Test and Notable Test Results, or (z) Notable’s Background IP (the “Notable Co-Development Data”). For purposes of clarity and without limiting the foregoing, it is expressly agreed and understood that the CicloMed Co-Development Data includes all of the objectives and endpoints listed in Section 3 of the Protocol except for those objectives and endpoints related to DSS. All Co-Development Data shall be the Confidential Information of the Party that owns such Co-Development Data, regardless of which Party furnished such Co-Development Data. Notable hereby assigns and agrees to assign any and all rights that it may have or hereafter develops during the Term in the CicloMed Co-Development Data to CicloMed, including all Intellectual Property Rights therein. CicloMed hereby assigns and agrees to assign any and all rights that it may have or hereafter develops during the Term in the Notable Co-Development Data to Notable, including all Intellectual Property Rights therein.

5.2. Sole Intellectual Property Ownership.

5.2.1. Background IP. The Parties acknowledge and agree that each Party owns and will continue to own all right, title and interest in and to its Background IP and all Intellectual Property Rights therein and thereto.

5.2.2. Sole Co-Development Inventions. Notwithstanding Section 5.3, the Parties agree that, to the extent that any Co-Development Intellectual Property (a) relates solely to the Product and Product Results or CicloMed’s Background IP or modifications, enhancements, improvements or derivatives thereof (the “CicloMed Sole Co-Development Inventions”), such CicloMed Sole Co-Development Inventions will be solely owned by CicloMed, and (b) relates solely to the Notable Test and Notable Test Results or Notable’s Background IP or modifications, enhancements, improvements or derivatives thereof (the “Notable Sole Co-Development Inventions”, and collectively with the CicloMed’s Sole Co-Development Inventions, the “Sole Co-Development Inventions”), such Notable Sole Co-Development Inventions will be solely owned by Notable. All Sole Co-Development Inventions shall be the Confidential Information of the Party that owns such Sole Co-Development Inventions, regardless of which Party conceived or reduced to practice such Sole Co-Development Inventions. Notable hereby assigns and agrees to assign any and all rights that it may have or hereafter develops during the Term in the CicloMed Sole Co-Development Inventions to CicloMed, including all Intellectual Property Rights therein. CicloMed hereby assigns and agrees to assign any and all rights that it may have or hereafter develops during the Term in the Notable Sole Co-Development Inventions to Notable, including all Intellectual Property Rights therein.

5.2.3. Reservation of Rights. Except as expressly set forth in this Agreement, neither Party provides the other Party with any rights in, to or under its Background IP, Sole Co-Development Inventions or any other Intellectual Property Rights Controlled by such Party (except with respect to Jointly Owned Inventions), and all other rights are expressly reserved.

5.3. Joint Intellectual Property Ownership.

5.3.1. Each Party shall disclose promptly to the other Party in writing and on a confidential basis all Co-Development Intellectual Property for the determination of Jointly Owned Inventions as set forth in Section 5.3.2.

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5.3.2. Ownership rights. All rights to all Co-Development Intellectual Property that are not Sole Co-Development Inventions (each a “Jointly Owned Invention”) shall be jointly owned by CicloMed and Notable. For sake of clarity, each Party will own an undivided one-half interest in the same Jointly Owned Invention. For those countries where a specific license is required for a joint owner of a Jointly Owned Invention to practice such Jointly Owned Invention in such countries, (a) CicloMed hereby grants to Notable a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under CicloMed’s right, title and interest in and to all Jointly Owned Inventions to use such Jointly Owned Inventions for any use permitted by this Agreement, and (b) Notable hereby grants to CicloMed a perpetual, irrevocable, non-exclusive, worldwide, royalty-free, fully paid-up license, transferable and sublicensable, under Notable’s right, title and interest in and to all Jointly Owned Inventions to use such Jointly Owned Inventions for any use permitted by this Agreement.

5.3.3. Use rights. Unless otherwise mutually agreed, CicloMed shall have the right to use but not license each Jointly Owned Invention solely in conjunction with the development, manufacture and/or sale of the Product without accounting to Notable, and Notable shall have the right to use but not license each Jointly Owned Invention solely in conjunction with the development, manufacture and/or sale of the Notable Test without accounting to CicloMed. Neither Party may sell, offer for sale, gift, transfer, assign, encumber, pledge, or license its Intellectual Property Rights in the Jointly Owned Inventions to any Third Party without the prior written consent of the other Party. Notwithstanding the foregoing, prior written consent is not required in the event of the sale of one of the Parties or substantially all of its assets or in the case of a Profit Generating Event.

5.3.4. Filing, Prosecution and Management. As reasonably required following the Effective Date, patent Representatives of each of the Parties shall meet (in person or by telephone) to discuss the patenting strategy for any Jointly Owned Inventions which may arise, including deciding on: (a) the timing for filing of any provisional or regular patent application; (b) the countries in which patent applications should be filed, subject to the opt-out procedure described below; and (c) the Party that will take the lead in prosecuting, maintaining and/or defending particular Jointly Owned Inventions (the “Lead Prosecuting Party”) (it being understood that the Parties may mutually agree to conduct some or all prosecution, maintenance and/or defense jointly through an outside patent counsel acceptable to both Parties). The Parties acknowledge and agree that the Lead Prosecuting Party shall have the first right (but not the obligation) to file a patent application (including any provisional, substitution, divisional, continuation, continuation in part, reissue, renewal, reexamination, extension, supplementary protection certificate and the like) in respect of any Jointly Owned Invention (each, a “Joint Patent Application”), using patent counsel selected by the Lead Prosecuting Party and reasonably acceptable to the other Party. In any event, the Parties shall consult and reasonably cooperate with one another (x) in the preparation, filing, prosecution (including prosecution strategy) and maintenance of such Joint Patent application and CicloMed and Notable shall equally share the expenses associated therewith; and (y) in the maintenance and defense of any Joint Patent and shall equally share the expenses associated therewith. For the avoidance of doubt, both the Lead Prosecuting Party and the other Party shall be both fully and equally considered as the beneficial owners of the rights derived from the Jointly Owned Inventions, subject to the opt-out procedure described below. If a Party (the “Opting-out Party”) does not want to file a patent application for a Jointly Owned Invention (either generally or with respect to a particular country) or at any point after the initial filing wishes to discontinue the prosecution, maintenance or defense of a Joint Patent Application or Joint Patent, the other Party, at its sole option (the “Other Party”), may continue such prosecution, maintenance or defense at its sole expense. In such event, the Opting-out Party shall execute such documents and perform such acts at the Other Party’s expense as may be reasonably necessary in a timely manner to effect an assignment of such Jointly Owned Invention to the Other Party (in such country or all countries, as applicable) to allow the Other Party to continue such Jointly Owned Invention. Any Joint Patent Application or Jointly Owned Invention so assigned shall thereafter be owned solely by the Other Party.

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5.4 Defense of Jointly Owned Inventions

In the event of infringement of any Joint Patent or misappropriation of any Jointly Owned Invention, the Parties shall discuss and agree on an enforcement strategy and the Parties’ rights and responsibilities regarding enforcement and the costs thereof. If the Parties fail to agree on an enforcement strategy within thirty (30) days after being first notified of such infringement or misappropriation, either Party shall have the right to initiate or defend such action at its sole expense. If one Party exercises its right to initiate or defend legal action against a Third Party as set forth in the preceding sentence, such initiating/defending Party shall keep the other Party reasonably and regularly informed of the status and progress of the action. The non-initiating/non-defending Party agrees to be joined as a party plaintiff where necessary for purposes of legal standing and to give the initiating/defending Party reasonable assistance and authority to file and prosecute the suit. In such case, the costs and expenses of the non-initiating/non-defending Party shall be borne by the initiating/defending Party, and the initiating/defending Party shall indemnify the non-initiating/non-defending Party against any claims, suits, losses, or liabilities incurred as a result of being joined as plaintiff, except to the extent arising from the negligence or willful misconduct of the non-initiating/non-defending Party. In any event, the non-initiating/non-defending Party shall have the right to be represented in the action by counsel of its choice and at its own expense. Any damages or other monetary awards recovered in the action shall be retained by the initiating/defending Party; provided, however, that in the event that the Parties agree to share the cost of the action as part of a cost-sharing arrangement, such damages or other monetary awards shall be shared by the Parties in proportion to their relative contributions to the total costs and expenses of the action, or as otherwise agreed by the Parties in writing. A settlement or consent judgment or other voluntary final disposition of a suit under this Section 5.4 may not be entered into without the consent of both Parties.

5.5. Research Licenses; Licenses Generally.

Each Patty hereby grants to the other Party and its Affiliates a non-exclusive, non-transferable (except as set forth in Section 10.3), worldwide, royalty-free, right and license, without the right to sublicense (other than to a Subcontractor (subject to Section 3.2) performing obligations on a Party’s behalf under this Agreement), to use and practice the Background IP, Sole Co-Development Inventions and Co-Development Data owned or Controlled by such Party, in each case solely as necessary or reasonably useful for the other Party to carry out the Co-Development assigned to it under the Co-Development Plans or as otherwise necessary for compliance with Applicable Law. For the avoidance of doubt, neither Party shall use the licenses granted in this Section 5.5 for the benefit, directly or indirectly, of any Third Party. Except as expressly provided for herein, nothing in this Agreement grants either Party any right, title or interest in and to the Intellectual Property Rights of the other Party (either expressly or by implication or estoppel). Except as expressly provided for in this Section 5.5 or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s Intellectual Property Rights, either expressly or by implication, estoppel or otherwise.

ARTICLE 6. CONFIDENTIAL INFORMATION

6.1. During the Term of this Agreement and for a period of ten (10) years after its termination or expiration, each Party and/or its Affiliates (in such capacity, the “Receiving Party”) undertakes (a) to keep strictly confidential and not to publish or disclose to a Third Party, any information which is Confidential Information of the other Party and/or its Affiliates (in such capacity, the “Disclosing Party”) without the prior written consent of Disclosing Party and (b) not to use the Disclosing Party’s Confidential Information except for purposes of performing the Receiving Party’s obligations or exercising the Receiving Party’s rights under this Agreement (the “Permitted Purpose”). CicloMed’s Background IP, CicloMed Co-Development Data, and CicloMed Sole Co-Development Inventions shall be deemed Confidential Information of CicloMed. Notable’s Background IP, Notable Co-Development Data, and Notable Sole Co-Development Inventions shall be deemed Confidential Information of Notable. The terms of this Agreement, including all Co-Development Plans, and the Jointly Owned Inventions shall be deemed Confidential Information of both Parties. Without limiting anything in the prior sentences of this Section 6.1, “Confidential Information” means confidential or proprietary information which is transmitted, disclosed visually, orally, in writing, electronically, or in any and all other manner by a Disclosing Party including through their respective Representatives in performance of this Agreement, and/or relating to this Agreement, the Notable Test or the Product.

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6.2. The Receiving Party shall only be entitled to disclose Confidential Information, on a need to know basis for the Permitted Purpose, to its Affiliates, Representatives or Subcontractors (approved in accordance with Section 3.2, as applicable) as may be necessary or useful in connection with Receiving Party’s obligations under this Agreement; provided, however, that such persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information comparable to the obligations of confidentiality and non-use of the Receiving Party pursuant to this Section. The Receiving Party shall be responsible towards the Disclosing Party for any breach by such Affiliates, Representatives or Subcontractors of any such confidentiality and restricted use obligations.

6.3. Notwithstanding Section 6.2, a Party may provide a copy of this Agreement or otherwise disclose its terms, Co-Development Data (provided such Co-Development Data does not include any personally identifying information) and any Jointly Owned Inventions on a confidential basis in connection with a Profit Generating Event or to an existing or potential partner or investor or to a potential acquirer of all or substantially all of the assets of the business to which this Agreement pertains (collectively, the “Authorized Recipients”); provided that (a) the Receiving Party has previously informed the Disclosing Party of its intent to make such disclosure and makes available to the Disclosing Party, upon the Disclosing Party’s request, the general content of such disclosure and (b) the Authorized Recipient(s) have agreed to maintain the confidentiality of the information disclosed and not to use the information disclosed except for purposes of considering investment, partnership or acquisition of or with such Party. The Receiving Party shall be responsible towards the Disclosing Party for any breach by its Authorized Recipients of any such confidentiality and restricted use obligations. A Party may also provide Co-Development Data, Jointly Owned Inventions, a copy of this Agreement or otherwise disclose its terms on a confidential basis to any Regulatory Authority; provided, however, that prior notice of such disclosure shall be provided to the other Party and reasonable measures, to the extent available, shall be taken to assure the confidential treatment of such information.

6.4. Notwithstanding the foregoing, Confidential Information shall not include any information that Receiving Party can demonstrate:

(a)	at the time of disclosure or acquisition is generally available to the public, or after the time of disclosure or acquisition is generally available to the public through no wrongful act or omission of the Receiving Party and its Authorized Recipients; or

(b)	was in the lawful possession and at the free disposal of the Receiving Party prior to disclosure by the Disclosing Party, as evidenced by written records then in the possession of the Receiving Party; or

(c)	is rightfully made available to the Receiving Party by Third Parties not bound by confidentiality or restricted use obligations; or

(d)	is independently developed by the Receiving Party without use of Confidential Information of the Disclosing Party, as demonstrated by the Receiving Party.

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If is required to be disclosed by the Receiving Party in order to comply with the requirements of Applicable Law, governmental regulation or definitive court orders, including any rules or requirements of stock exchanges on which securities issued by a Party are exchanged, the Receiving Party shall first notify the Disclosing Party of such required disclosure and of each Confidential Information concerned and shall limit such disclosure as far as possible under Applicable Law. Such disclosure shall, however, not relieve the Receiving Party of its other obligations contained herein.

6.5. Return; Destroy. Upon termination of this Agreement, the Receiving Party will return or destroy all documents or other media containing Confidential Information of the Disclosing Party, provided however that the Receiving Party may retain one (1) copy in its confidential files for the sole purpose of verifying its obligations hereunder. Any such retained copy shall remain subject to the obligations of confidentiality and non-use set forth in this Article 6.

6.6. Remedies. Money damages may not be an adequate remedy if this Article 6 is breached and, therefore, either Party may, in addition to any other legal or equitable remedies, seek an injunction or other equitable relief against such breach or threatened breach in a court of competent jurisdiction without the necessity of posting any bond or surety.

6.7. Publications. The content and timing of any publications relating to the Phase II Clinical Study, the Product, and/or the Co-Development Data shall be jointly approved by the JSC. However if the JSC cannot jointly agree, then CicloMed shall have the sole decision-making authority as to the content and timing of any publications relating to the Phase II Clinical Study, the Product and the Product Results and/or the CicloMed Co-Development Data, and Notable shall have the sole decision-making authority as to the content and timing of any publications relating to the Notable Test, the Notable Test Results and/or the Notable Co-Development Data. For purposes of clarity and without limiting the foregoing, CicloMed shall not be entitled to reference the Notable Test Results in any publications without the approval of Notable, and Notable shall not be entitled to reference the Product Results in any publications without the approval of CicloMed, in each case except as otherwise reflected in any joint publications. Authorships of any publications will accurately reflect respective contributions made by the Parties. Where only one Party is publishing a publication, the publishing Patty agrees to provide the other Party with a copy of the paper or proposal for publication or for any other public disclosure at least sixty (60) days prior to its submission for publication or public disclosure. The other Party may review the manuscript solely in order to identify results that are potentially patentable technology so that appropriate steps may be taken to protect such technology, pursuant to Article 5. The non-publishing Party agrees to hold such advance copies of any papers or proposals for publication in confidence. The non-publishing Party will provide comments, if any, within thirty (30) days of receipt of paper or abstract and the publishing Party shall consider such comments in good faith. If the non-publishing Party decides, according to Article 5, that a patent application should be filed, the publication or presentation may, at the non-publishing Party’s request, be delayed an additional sixty (60) days or until a patent application is filed, whichever is sooner. Notwithstanding the foregoing, the Parties shall ensure that no publication or public disclosure of any Co-Development Data or results shall be made by a Third Party until after the first to occur of (a) publication of the multi-center Phase II Clinical Study Data or results; (b) decision by JSC that such a multi-center submission is no longer planned; or (c) eighteen (18) months after the CSR for the Phase II Clinical Study has been completed and submitted to the FDA.

6.8 Privileged Communications. In furtherance of this Agreement, the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters, and other written, electronic, and verbal communications. Such disclosures are made with the understanding that they will remain confidential and that they are made in connection with the shared community of legal interests existing between the Parties, including the community of legal interests in avoiding infringement of any valid, enforceable Third Party patents and in obtaining patent protection for Co-Development Intellectual Property.

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ARTICLE 7. REPRESENTATIONS AND WARRANTIES

7.1. Mutual Representations and Warranties.

Each Party represents and warrants to the other Party, at the Effective Date, that:

(a)	such Party is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has full corporate or similar power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)	this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors and (ii) the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity);

(c)	the execution and delivery of this Agreement by such Party does not, and the performance of this Agreement by such Party, including the grant of rights to the other Party pursuant to this Agreement, does not: (i) conflict with, or result in any violation of or default under, any agreement, instrument or understanding, oral or written, to which it or any Affiliate is a party or by which it or any Affiliate is bound; (ii) conflict with any rights granted by such Party to any other Third Party or breach any obligation that such Party has to any Third Party; or (iii) to such Party’s knowledge as of the Effective Date, violate any provision of any Applicable Law;

(d)	it has the right to grant the rights granted to the other Party under this Agreement, and no rights granted to the other Party pursuant to this Agreement are in violation of any agreement between it or any of its Affiliates and any Third Party;

(e)	as of the Effective Date, it has sufficient Control of its Background IP to grant the licenses to the other Party as purported to be granted pursuant to this Agreement;

(f)	neither it (nor its Affiliates) or, to its knowledge, any Third Party acting by or on behalf of it or any of its Affiliates in connection with the Co-Development has been debarred or is subject to debarment; and

(g)	with respect to its Background IP: (i) it has not received any written notice, claim or demand from any Third Party asserting that its Background IP infringes any Third Party intellectual property; (ii) the use of its Background IP does not infringe any Third Party intellectual property; and (iii) to its knowledge, no Third Parties are conducting activities that constitute infringement or misappropriation of its Background IP.

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7.2. Mutual Disclaimer of Warranties.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED STATUTORY OR OTHERWISE, RELATING TO ANY SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR ANY WARRANTY FOR FITNESS FOR ANY PARTICULAR PURPOSE OR A WARRANTY OR REPRESENTATION THAT ANYTHING MADE, USED, SOLD, OR OTHERWISE DISPOSED OF UNDER THIS AGREEMENT IS OR WILL BE FREE FROM INFRINGEMENT OF PATENTS, COPYRIGHTS, AND OTHER RIGHTS OF THIRD PARTIES OR ANY OTHER EXPRESS OR IMPLIED LEGAL OR CONTRACTUAL WARRANTY.

ARTICLE 8. INDEMNIFICATION; INSURANCE

8.1. Indemnification by CicloMed.

CicloMed will defend and indemnify Notable and its Affiliates and their respective Representatives (collectively, “Notable Indemnitees”) for all Losses finally awarded or agreed to as a settlement (in accordance with Section 8.3) as a result of Third Party Claims, in each case to the extent such Third Party Claims arise out of or result from (a) the negligence or intentional misconduct of any CicloMed Indemnitee; (b) any breach by CicloMed of any provision of this Agreement; (c) any claim that the Co-Development that directly relates to the use of CicloMed’s Background IP or CicloMed Sole Co-Development Inventions infringes any Intellectual Property Rights of a Third Party; or (d) use of the Product in the Phase II Clinical Study; except in each case, for those Losses to the extent Notable has an obligation to indemnify CicloMed pursuant to Section 8.2 hereof.

8.2. Indemnification by Notable.

Notable will defend and Indemnify CicloMed and its Affiliates and their respective Representatives (collectively, “CicloMed Indemnitees”) for all Losses finally awarded or agreed to as a settlement (in accordance with Section 8.3) as a result of Third Party Claims, in each case to the extent such Third Party Claims arise out of or result from (a) the negligence or intentional misconduct of any Notable Indemnitee; (b) any breach by Notable of any provision of this Agreement; (c) any claim that the Co-Development that directly relates to the use of Notable’s Background IP or Notable Sole Co-Development Inventions infringes any Intellectual Property Rights of a Third Party; or (d) use of the Notable Test in the Phase II Clinical Study; except in each case, for those Losses to the extent CicloMed has an obligation to indemnify Notable pursuant to Section 8.1 hereof.

8.3. Procedure.

8.3.1. In the event that any person or entity (an “Indemnitee”) entitled to indemnification under this Agreement is seeking such indemnification, such Indemnitee will: (a) inform, in writing, the indemnifying Party of the Third Party Claim as soon as reasonably practicable after such Indemnitee receives notice of such Third Party Claim, provided however that any delay or failure of notice shall not relieve the indemnifying Party of its obligations except to the extent it is actually prejudiced thereby; (b) permit the indemnifying Party to assume direction and control of the defense of the Third Party Claim (including the sole right to settle it at the sole discretion of the indemnifying Party); provided, that the indemnifying Party may not enter into any compromise or settlement unless (i) such compromise or settlement includes as an unconditional term thereof, the giving by each claimant or plaintiff to the Indemnitee of a release from all liability in respect of such Third Party Claim; and (ii) the Indemnitee consents to such compromise or settlement, which consent shall not be withheld, conditioned or delayed unless such compromise or settlement involves (A) any admission of legal wrongdoing by the Indemnitee; (B) any payment by the Indemnitee that is not indemnified hereunder; or (C) the imposition of any equitable relief against the Indemnitee); (c) reasonably cooperate (at the expense of the indemnifying Party) in the defense of the Third Party Claim; and (d) reasonably mitigate any loss, damage or expense with respect to the Third Party Claim(s). Notwithstanding the foregoing, the Indemnitee may retain separate co-counsel reasonably acceptable to the indemnifying Party at its sole cost and expense and participate in the defense of the applicable Third-Party Claim for which the indemnifying Party has assumed control.

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8.3.2. If the indemnifying Party does not elect to assume control of the defense of a Third Party Claim or if a good faith and diligent defense is not being or ceases to be materially conducted by the indemnifying Party, the Indemnitee shall have the right, at the expense of the indemnifying Party, upon at least ten (10) business days’ prior written notice to the Indemnifying Party of its intent to do so, to undertake the defense of such Third Party Claim for the account of the Indemnifying Party (with counsel reasonably selected by the Indemnitee and approved by the Indemnifying Party, such approval not to be unreasonably withheld, conditioned or delayed); provided that the Indemnitee shall keep the Indemnifying Party apprised of all material developments with respect to such Third Party Claim and promptly provide the Indemnifying Party with copies of all correspondence and documents exchanged by the Indemnitee and the opposing party(ies) to such litigation. The Indemnitee may not compromise or settle such litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

8.3.3. For the avoidance of doubt, neither Party will enter into any settlement of any suit referenced in this Article 8 that materially affects the other Party’s rights or obligations with respect to the activities hereunder without the other Party’s prior written consent.

8.4. EXCEPT TO THE EXTENT RECOVERED BY A THIRD PARTY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES RESULTING FROM LOSS OF USE, LOSS OF PROFITS, INTERRUPTION OR LOSS OF BUSINESS, DIMINUTION OF VALUE, OR OTHER ECONOMIC LOSS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO A PARTY’S PERFORMANCE OR NON PERFORMANCE HEREUNDER.

8.5. Insurance.

8.5.1.CicloMed will maintain, at its cost, as of the Effective Date and during the Term and for a period of two (2) years thereafter: (a) commercial general liability insurance in amounts not less than $2,000,000 per incident and $4,000,000 in the aggregate; and (b), product liability/clinical trials insurance in amounts not less than $5,000,000 per incident and $5,000,000 in the aggregate. Upon request, CicloMed shall provide Notable with a copy of such insurance policies.

8.5.2. Notable will maintain, at its cost, as of the Effective Date and during the Term and for a period of two (2) years thereafter commercial general liability insurance in amounts not less than $2,000,000 per incident and $4,000,000 in the aggregate. As of the date the Notable Test begins informing clinical decisions for the Phase II Clinical Study (as reflected in the Co-Development Plan), and during the remainder of the Term and for a period of two (2) years thereafter, Notable will maintain, at its cost, product liability/clinical trials insurance in amounts not less than $5,000,000 per incident and $5,000,000 in the aggregate. Upon request, Notable shall provide CicloMed with a copy of such insurance policies.

ARTICLE 9. TERM AND TERMINATION

9.1. Term.

This Agreement will become effective as of the Effective Date and, unless earlier terminated pursuant to the provisions of Section 9.2, will expire upon the earlier to occur of (a) a Profit Generating Event or (b) 180 days after CicloMed informs Notable of a Permanent Program Abandonment (the “Term”).

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9.2. Termination.

Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated as follows:

9.2.1. Material Breach. Either Party (the “Non-Breaching Party”) may, without prejudice to any other remedies available to it at law, terminate this Agreement in its entirety in the event the other Party (the “Breaching Party”) commits a material breach and such material breach continues and/or remains uncured for sixty (60) days (except in the case of a failure to make any payment due under the terms of this Agreement, in which case such failure to pay must be cured within fifteen (15) days), after written notice thereof was provided to the Breaching Party by the Non-Breaching Party. Any such termination will become effective at the end of such sixty (60) day period (or, in the case of a failure to make a payment, at the end of such fifteen (15) day period), (a) unless the Breaching Party has cured any such material breach prior to the expiration of such sixty (60) day period or fifteen (15) day period, as the case may be or (b) unless the Breaching Party notifies the other Party within such sixty (60) day period that it disagrees in good faith with such asserted basis for termination, this Agreement shall not terminate unless and until the matter has been finally resolved in accordance with this Agreement. Nothing in this Section 9.2.1 prevents a Party from terminating under Section 9.2.3 at any time.

9.2.2. Mutual Consent. This Agreement may be terminated by the mutual written consent of the Parties.

9.2.3. Termination for Convenience. This Agreement may be terminated by either Party hereto upon sixty (60) days’ written notice.

9.2.4. Termination for Insolvency. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party is served with an involuntary petition against it, files in any insolvency proceeding, and such petition is not be dismissed within ninety (90) days after the filing thereof, or if the other Party proposes or is a party to any dissolution or liquidation, or if the other Party makes an assignment of substantially all of its assets for the benefit of creditors. Upon the bankruptcy of any Party, the non-bankrupt Party will further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, will be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

9.3. Effects of Expiration or Termination.

In the event of any termination of this Agreement, each Receiving Party will return to the Disclosing Party or destroy (and certify such destruction to the Disclosing Party) all Confidential Information as provided in Section 6.5 unless and to the extent, the Receiving Party is required to retain pursuant to Applicable Law. The Parties will discuss in good faith and cooperate with one another to ensure the orderly wind-down of any ongoing Clinical Study pursuant to the Co-Development Plan, including patient safety and Data integrity. All Co-Development Costs pursuant to the Budget and subject to Article 4 herein actually incurred prior to the effective date of termination shall be used in calculating each Party’s percentage of the Compensation Share in the Net Proceeds.

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9.4. Accrued Rights and Obligations; Survival.

9.4.1. Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration will not relieve any Party from obligations which are expressly indicated under Section 9.4.2 to survive termination or expiration of this Agreement.

9.4.2. Survival. The provisions of Article I, Section 3.4.2, Section 4.3 (except in the case of a termination for convenience by Notable under Section 9.2.3), Section 4.4, Section 4.5 (except in the case of a termination for convenience by Notable under Section 9.2.3), Article 5, Article 6, Section 7.2, Article 8, Section 9.3, Article 10 will survive the expiration or any termination of this Agreement for any reason, in accordance with their respective terms and conditions, and for the respective duration stated therein, and where no duration is stated, will survive indefinitely. In addition, any Section that is referred to in the above listed Sections shall survive solely for the interpretation or enforcement of the latter.

ARTICLE 10. MISCELLANEOUS

10.1. Public Announcements

Neither Party will make any public announcement of this Agreement or any information regarding this Agreement or any activities under this Agreement without the prior written approval of the other Party.

10.2. Governing Law; Waiver of Jury Trial.

This Agreement and any dispute arising from the performance or breach hereof will be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to its conflicts of laws principles. EACH OF THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.3. Assignment.

This Agreement will not be assignable by either Party to any Third Party without the written consent of the other Party hereto. Notwithstanding the foregoing, either Party may assign this Agreement, without the consent of the other Party, to an Affiliate or to an entity that acquires all or substantially all of the business or assets of such Party (whether by merger, reorganization, acquisition, sale or otherwise). Any assignment in violation of this provision is void and without effect.

10.4. Binding Agreement; No Third-Party Beneficiaries.

This Agreement, and the terms and conditions hereof, will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

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10.5. Force Majeure.

No Party will be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement (other than the payment of money) when such failure or delay is due to force majeure. For purposes of this Agreement, “force majeure” is defined as any cause beyond the reasonable control of the Party, including: acts of God; laws of any government; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemic or pandemic; and failure of public utilities or common carriers. In the event of force majeure, Notable or CicloMed, as the case may be, will promptly notify the other Party of such inability and of the period for which such inability is expected to continue. The Party giving such notice will thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as such Party is so disabled, up to a maximum of ninety (90) days, after which time either Party may terminate this Agreement. To the extent possible, each Party will use reasonable efforts to minimize the duration and scope of any force majeure.

10.6. Notices.

Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), facsimile transmission (receipt verified), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Notable:

320 Hatch Drive

Foster City, CA 94404

Attention: Chief Executive Officer

With a copy to:

Attention: Chief Scientific Officer

If to CicloMed:

4520 Main Street, Suite 1500

Kansas City, MO 64111

Attention: Tammy Ham

or to such other address for such Party as it will have specified by like notice to the other Party, provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally or by facsimile transmission, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next business day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery will be deemed to be the third (3rd) day after such notice or request was deposited with the postal service.

10.7 Waiver.

Neither Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver of such condition or term or of another condition or term.

10.8. Severability.

If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, such provision will be limited or eliminated to the minimum extent such that all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

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10.9. Entire Agreement.

This Agreement, including the schedules and exhibits hereto sets forth all the covenants, promises, agreements, appendices, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties relating to the subject matter hereof, including the MOU and the Mutual Confidentiality Agreement dated June 25, 2019 between Notable and BioNovus Innovations, LLC. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties relating to the subject matter hereof other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement will be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

10.10. Independent Contractors.

Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture between the Parties. Each Party is an independent contractor. Neither Party will assume, either directly or indirectly, any liability of or for the other Party. Neither Party will have the authority to bind or obligate the other Party and neither Party will represent that it has such authority. For the avoidance of doubt, this Agreement is not a partnership agreement and will not be construed as such.

10.11. Headings.

Headings used herein are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement.

10.12. Interpretation

The section, paragraph and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. All references in this Agreement to an Article, Section or Exhibit shall refer to an Article, Section or Exhibit in or to this Agreement, unless otherwise stated. Any reference to any Applicable Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” and similar words mean “including without limitation.” The words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision. References in this Agreement to “provisions of this Agreement” refer to the terms, conditions and promises contained in this Agreement taken as a whole, including all Exhibits attached hereto. All references to months or quarters are references to calendar months or calendar quarters, respectively, unless otherwise specified. References to the singular include the plural.

10.13. Construction of Agreement.

The terms and provisions of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement.

10.14. Counterparts.

This Agreement may be signed in counterparts, each and every one of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Agreement from separate computers or printers. Facsimile signatures will be treated as original signatures.

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IN WITNESS WHEREOF, the Parties have caused this Co-Development and Profit-Sharing Agreement to be executed by their duly authorized representatives.

Notable Labs, Inc.		CicloMed, LLC

By:	/s/ Thomas Bock	By:	/s/ Tammy Ham
Name:	Thomas Bock	Name:	Tammy Ham
Title:	President & CEO	Title:	President

EXHIBITS

Exhibit A: Initial Budget

Exhibit B: Co-Development Costs incurred as of June 1, 2021

Exhibit C: Initial Development Plan

Exhibit D: Protocol